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                                                         EXHIBIT 10.76

                          September 11, 1996



Mr. Brian J. Smith
c/o IMC Global Inc.
2100 Sanders Road
Northbrook, IL  60062

Dear Brian:

          This Letter Agreement between IMC Global Inc., a Delaware corporation (the "Company"), and you as Executive Vice President and Chief Financial Officer of the Company, is effective as of the 1st day of March, 1996.

          This Letter Agreement provides you with the assurance that in the event that your employment is terminated, as defined below, not later than February 28, 1999, you will be entitled to receive the sum of two times your annualized salary as of the termination date and two times the highest annual bonus (annualized if you are employed for less than a complete bonus year) earned by you for one of the two consecutive complete bonus years ending immediately preceding the termination. Payments shall be made semi-monthly or in a lump sum, at the option of the Company.

          "Termination of Employment" shall mean termination, prior to February 28, 1999 of your employment with the Company for any reason other than death, disability (as described below), cause (as described below), or voluntary resignation (as described below):

          (a) The term "disability" means physical or mental incapacity qualifying you for long-term disability under the Company's long-term disability plan.

          (b) The term "cause" means (i) your willful and continued failure substantially to perform your duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties or (ii) willful misconduct materially and demonstrably injurious to the Company. No act or failure to act by you shall be considered "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. You shall not be deemed to have been terminated for cause for purposes of this Agreement unless and until there shall have been delivered to you a copy of a resolution, duly adopted by a vote of three-quarters of the entire Board of Directors of the Company at a meeting of the Board.



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          (c)  Your resignation shall be deemed "voluntary" if it is for any reason other than your resignation is requested by the Company other than for cause.

          In exchange for the severance arrangement contained herein, you agree that you will not divulge, either before or after February 28, 1999, or appropriate to your own use, or the use of others any secret or confidential information pertaining to the Company or any of its subsidiaries obtained during your employment with the Company.

          This Agreement shall be binding upon and inure to the benefit of the Company, its successors or assigns, by operation of law or otherwise, including without limitation any corporation or other entity which shall succeed (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company.

          Except to the extent required to be governed by the law of the State of Delaware because the Company is incorporated under the laws of that state, the validity, interpretation, and enforcement of this agreement shall be governed by the law of the State of Illinois.

                                   Very truly yours,






Agreed and Accepted



_________________________
Brian J. smith
Date: